Exhibit 99.1

Applied Energetics Announces Repayment of Debt and Conversion of Promissory Notes Outstanding into Common Stock

Tucson, AZ, November 12, 2020 – Applied Energetics, Inc. (OTCQB: AERG), today announced that effective November 5, 2020, the company and the holders agreed to convert all outstanding principal and interest outstanding on its 2020 10% Promissory Notes into shares of the company’s common stock. The notes were converted at a price per share of $0.30, resulting in the issuance to the noteholders of 18,386,174 shares in the aggregate. All of these converting noteholders are accredited, sophisticated investors, and neither the issuance of the notes nor their conversion were in connection with any public offering, pursuant to Section 4(a)(2) of the Securities Act of 1933.

Additionally, as of November 5, 2020, the company repaid all principal of $390,000, plus interest thereon, remaining outstanding on its 10% Promissory Notes from 2019. With the repayment of these notes, coupled with the conversion of its 10% Promissory Notes, the company has now repaid or converted all of its outstanding investor debt. In addition, with the conversion of notes into the 18,386,174 shares, and the return or retirement of 46 million shares, the company now has approximately 191 million shares outstanding.

Gregory J. Quarles, Ph.D., chief executive officer of Applied Energetics, commented, “We are pleased that all the Promissory Note holders have converted their holdings of Promissory Notes into common stock. This demonstrates strong support from the Company’s shareholders, improves and simplifies our balance sheet, and removes a significant interest burden from the Company. We intend to leverage this improved financial flexibility toward meeting our strategic growth objectives in the markets we serve.”

ABOUT APPLIED ENERGETICS INC.

Applied Energetics, Inc., “AE” based in Tucson, Arizona, specializes in development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGETM) technology and related solutions for commercial, defense and security applications, and are protected by 26 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s 11 GSPA’s are held under secrecy orders of the US government and allow AE greatly extended protection rights.

For more information, visit www.aergs.com

FORWARD LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may”, “believe”, “will”, “expect”, “project”, “anticipate”, “estimates”, “plans”, “strategy”, “target”, “prospects” or “continue”, and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:

Cameron Associates, Inc.

Investor Relations - Kevin McGrath, Managing Director

T: 212-245-4577

kevin@cameronassoc.com